As filed with the United States Securities and Exchange Commission on May 26, 2023

Registration No. 333-264972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

On FORM S-3 to Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933;

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-1286799
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

5400 Betsy Ross Drive
Santa Clara, CA 95054
Telephone: (408) 441-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Keyvan Mohajer
SoundHound AI, Inc.
5400 Betsy Ross Drive
Santa Clara, CA 95054
Telephone: (408) 441-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Douglas Ellenoff, Esq.
Matthew Bernstein, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2023

Prospectus

SOUNDHOUND AI, INC.

55,999,499 Shares of Class A Common Stock
39,735,408 Shares of Class A Common Stock Underlying Shares of Class B Common Stock
174,750 Placement Warrants
3,457,996 Shares of Class A Common Stock Underlying Warrants

This prospectus relates to (i) the offer and resale of an aggregate of up to 55,999,499 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares” or “Class A Common Stock”), of SoundHound AI, Inc. (“SoundHound AI,” “the Company,” “we,” “us” or “our”) held by selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively with the securityholders in (ii) and (iii) below, the “Selling Securityholders”), including (a) the PIPE Shares (as defined below) issued at $10.00 per share, (b) securities held by our officers, directors and their affiliates which were originally issued as (1) founder shares in connection with ATSP’s IPO (each as defined below) for approximately $0.009 per share and (2) as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, and (c) shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination (as defined below) and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares issuable upon conversion of shares of Class B common stock, par value $0.0001 per share, issued pursuant to the Merger Agreement (as defined below) in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share (the “Class B Shares” or “Class B Common Stock”), (iii) the resale from time to time of up to 174,750 unregistered warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit (the “Placement Warrants”) and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding registered warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit (the “Registered Warrants”).

On April 26, 2022, pursuant to the merger agreement (the “Merger Agreement”) dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc., the parties consummated the merger of ATSPC Merger Sub, Inc. with and into SoundHound, Inc., with SoundHound, Inc. continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “Business Combination”). As a result of the Business Combination, SoundHound became a wholly owned subsidiary of ATSP and ATSP changed its name to “SoundHound AI, Inc.” SoundHound AI currently owns 100% of the outstanding common stock of SoundHound, Inc.

In connection with the Merger Agreement, ATSP entered into subscription agreements (collectively, the “Subscription Agreements”) with certain accredited investors (the “Subscribers”) pursuant to which the Subscribers agreed to purchase, and ATSP agreed to sell to the Subscribers, an aggregate of 11,300,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $113,000,000 (the “PIPE Investment”). The PIPE Shares are identical to the shares of common stock that were held by the Company’s public stockholders at the time of the closing of the Business Combination, except that the PIPE Shares were not registered under the Securities Act of 1933, as amended, and are restricted shares. The sale of PIPE Shares was consummated concurrently with the closing of the Merger Agreement.

We are also registering the issuance of shares of Class A Common Stock issuable upon exercise of certain Registered Warrants as provided in the Warrant Agreement (as defined below) and the resale of certain of the unregistered Placement Warrants. The shares of common stock issuable upon exercise of the Registered Warrants, as a percentage of the total number of shares of common stock issuable upon exercise of the Warrants (as hereinafter defined), represent 94.4% of the total number of shares of common stock issuable upon exercise of Warrants. Whether we will receive cash proceeds associated with the exercise of Warrants is dependent on our stock price. To the extent the sales price of Class A Shares is lower than the exercise price of such Warrants, we are unlikely to receive proceeds from the exercise of such Warrants. None of the Warrants have been exercised to date. We do not currently anticipate this will have a material impact on our liquidity.

This prospectus also covers any additional shares of Class A Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants by reason of stock splits, stock dividends, and other events described therein.

In connection with the Business Combination, holders of 96% of ATSP’s securities with redemption rights exercised their right to redeem their securities for cash at a redemption price of approximately $10.00 per unit, for an aggregate redemption amount of $127,679,500. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 23.5% of shares outstanding on a fully diluted basis as of May 15, 2023. Given the substantial number of shares of Class A Common Stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in ATSP’s IPO, certain of the selling securityholders may still have an incentive to sell shares of our common stock because they purchased or received the shares at prices lower than the public investors or the current trading price of our common stock. For example, based on the closing price of our Class A Common Stock of $2.57 as of May 1, 2023, holders of the founder shares may experience a potential profit of up to approximately $2.56 per share, or approximately $8.52 million in the aggregate.

The Selling Securityholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell their securities through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Securityholders may sell their shares, Placement Warrants or Warrant Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how a Selling Securityholder may sell shares or Warrant Shares in the section titled “Plan of Distribution” on page 28.

We are registering the securities on behalf of the Selling Securityholders, to be offered and sold by them from time to time as well as on behalf of the Company with respect to the Warrant Shares issuable upon exercise of the Registered Warrants. We will not receive any proceeds from the sale of our shares or Placement Warrants by the Selling Securityholders in the offering described in this prospectus, but we will receive proceeds resulting from any exercise of the Registered Warrants and Placement Warrants. We cannot predict when and in what amounts or if the Registered Warrants or Placement Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the securities registered hereunder. The Selling Securityholders will be responsible for the payment of all discounts, commissions and fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred in connection with the sale of their shares and Placement Warrants.

The number of shares available for re-sale under this prospectus on the date hereof may have changed since the SEC declared this Registration Statement effective. See “Selling Securityholders” beginning on page 18 for an updated list of the shares still available for sale under this prospectus to the extent that the Company is aware of any such changes.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Our Class A Shares and Registered Warrants are listed on The Nasdaq Global Market under the symbols “SOUN” and “SOUNW,” respectively. On May 15, 2023, the last reported sales price of the Class A Common Stock was $2.60 per share and the last reported sales price of our Registered Warrants was $0.3386 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection herewith, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” before investing in any of the securities being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection herewith. Neither we nor the Selling Securityholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

This prospectus includes industry position and industry data and forecasts that we obtained or derived from internal company reports, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Although we believe that the information on which it has based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While we are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of SoundHound AI and its subsidiaries.

i

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms, “we,” “us,” “our” “the Company” or “SoundHound AI” refer to SoundHound AI, Inc., a Delaware corporation, and its subsidiaries. Further, in this document:

●	“ATSP” means Archimedes Tech SPAC Partners Co.

●	“Bylaws” means the Amended & Restated Bylaws of the Company, which took effect upon the effectiveness of the Charter.

●	“Board” means the board of directors of the Company.

●	“Business Combination” means the merger contemplated by the Merger Agreement.

●	“Charter” means the Second Amended & Restated Certificate of Incorporation of the Company, which took effect upon the filing thereof in the State of Delaware. Among other things, pursuant to the Charter, ATSP changed its name to SoundHound AI, Inc.

●	“Class A Common Stock” or “Class A Shares” mean the Class A common stock, $0.0001 par value per share, of the Company.

●	“Class B Common Stock” or “Class B Shares” mean the Class B common stock, $0.0001 par value per share, of the Company, issued at the closing to the SoundHound Founders, having the rights and terms set forth in the Charter, which are generally the same as the rights and terms as shares of Class A Common Stock, except that each share of Class B Common Stock is entitled to ten votes per share and except that shares of Class B Common Stock may be converted into, or under some circumstances shall be mandatorily converted into, shares of Class A Common Stock.

●	“Closing” means the consummation of the Business Combination.

●	“Closing Date” means April 26, 2022, the date of the Closing.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Common Stock” or “common stock” means the shares of common stock, par value $0.0001 per share, of ATSP prior to the Closing, and the Class A Common Stock and Class B Common Stock of the Company following the Closing, as applicable.

●	“Continental” means Continental Stock Transfer & Trust Company, our transfer agent and warrant agent.

●	“EarlyBirdCapital” means EarlyBirdCapital, Inc., the representative of the underwriters in the IPO.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“founder shares” means the 3,325,000 outstanding shares of common stock initially purchased by the Sponsor for an aggregate purchase price of $25,000 on January 4, 2021.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“IPO” refers to the initial public offering of 13,300,000 units of ATSP consummated in March 2021, inclusive of the partial exercise of the over-allotment option.

●	“IRS” means the United States Internal Revenue Service.

●	“Merger Agreement” means that certain Merger Agreement, dated as of November 15, 2021, by and among ATSP, Merger Sub and SoundHound, as it may be amended or supplemented

●	“Merger Sub” means ATSPC Merger Sub, Inc., a Delaware corporation, which was, prior to the Closing, a wholly-owned subsidiary of the Company.

●	“PIPE Investment” means the issuance of 11.3 million shares of Class A Common Stock to certain investors for an aggregate purchase price of $113.0 million in a private placement immediately prior to the Closing of the Business Combination.

●	“Placement Warrants” means 174,750 Warrants sold in private placement consummated concurrently with the IPO as well as 33,250 Warrants held by EarlyBirdCapital or its transferees or designees.

●	“Private Units” mean the 416,000 units issued to the Sponsor and EarlyBirdCapital in a private placement concurrently with the IPO.

●	“Registered Warrants” means our registered warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit.

●	“Representative Shares” means the 420,000 shares of common stock issued to EarlyBirdCapital, the representative of the underwriters in the IPO.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“SoundHound Founders” means Dr. Keyvan Mohajer, Dr. Majid Emami and James Hom.

●	“Sponsor” means Archimedes Tech SPAC Sponsors LLC., a Delaware limited liability company.

●	“Subscription Agreements” means the Subscription Agreements with the PIPE Investors subscribing to participate in the PIPE Investment.

●	“Trust Account” means the Company’s trust account maintained by Continental prior to the Closing.

●	“units” means the units of the Company, each consisting of one subunit (each subunit consisting of one share of common stock and one-quarter of one redeemable Warrant) and one-quarter of one redeemable Warrant.

●	“Warrant Agreement” refers to that certain Amended and Restated Warrant Agreement, dated as of April 26, 2022, between ATSP and Continental Stock Transfer & Trust Company, as warrant agent.

●	“Warrants” refer to the warrants of SoundHound AI, including the Placement Warrants and the Registered Warrants, in each case redeemable and entitling the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share (subject to adjustment).

●	“Warrant Shares” refer to the Class A Shares issuable upon exercise of the Warrants.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	execution of our business strategy, including launching new product offerings and expanding information and technology capabilities, particularly following our recent restructuring efforts;

●	our market opportunity and our ability to acquire new customers and retain existing customers;

●	the timing and impact of our growth initiatives on our future financial performance;

●	the ability of SoundHound AI to protect intellectual property and trade secrets;

●	the ability to obtain additional capital, including equity or debt financing, on terms that are acceptable to SoundHound AI, if at all, particularly in light of inflationary pressures and resulting increases in the cost of borrowing;

●	our ability to maintain the listing of our securities on the Nasdaq Global Market;

●	changes in applicable laws or regulations and extensive and evolving government regulations that impact the Company’s operations and business;

●	the ability to attract or maintain a qualified workforce, particularly following our recent restructuring efforts;

●	level of product service failures that could lead SoundHound AI customers to use competitors’ services;

●	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings, including with respect to our AI technology;

●	the effects of the COVID-19 pandemic or any similar public health developments on SoundHound AI’s business;

●	risks relating to uncertainty of our estimates of market opportunity and forecasts of market growth;

●	the possibility that SoundHound AI may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described under the section titled “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.”

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” the “Company,” or “SoundHound AI” means SoundHound AI, Inc. and its subsidiaries. Unless otherwise indicated, all references in this prospectus to “dollars” or “$” refer to US dollars.

Company Overview

SoundHound AI is a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning® and Deep Meaning Understanding® technologies developed over the past 17 years, our advanced Voice AI platform provides exceptional speed and accuracy.

We envision a future where people interact with products on a daily basis through voice-enabled AI. Our technology provides a conversational voice-enabled user interface, allowing a more natural and more productive way of interacting with the products and services we use. SoundHound AI is also committed to enabling product creators to design, customize, differentiate, innovate, and monetize the voice interfaces to their own products and services, as opposed to outsourcing to a third-party assistant.

More often than not, we currently interact with voice-enabled third-party assistants using halted speech patterns, consciously dividing queries into limited, broken, and unnatural instructions. By contrast, using SoundHound AI, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV, and even place food orders before arriving at a restaurant by talking to their cars, TVs, or other “internet of things” (“IoT”) devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

SoundHound AI’s technology is currently being used globally by customers that include Hyundai, Mercedes-Benz, Pandora, Snap, VIZIO, Square, Toast, Oracle, KIA, and Stellantis. We have seen significant inflection in customer adoption of our technology, as measured through activity on our Houndify platform, which surpassed 1 billion annual queries in 2021 and experienced over 85% growth during 2022. Our current customers, which in many cases have contractual obligations that average multiple years (often between three to five years), span multiple industries and geographies, and together have an estimated combined reach of over two billion end users. We consider our long-term customers our “partners” and, by growing these strategic relationships, SoundHound AI’s revenues have grown by more than 45% year over year each fiscal year over the past four years.

We support our customers by providing them access to Houndify® — an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports, and more. To ensure that our content domains continue to evolve and grow, our platform is built on our breakthrough Collective AI® — an architecture for connecting domain knowledge, which encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts. This architecture allows us to improve the understanding capability of our platform super-linearly and even exponentially based on linear contributions because of how the domains interact with one another. They can be inter-connected and can learn from each other and, as developers contribute to the platform, its understanding capability can grow exponentially.

Our technology is backed by SoundHound AI’s investments in intellectual property, with over 120 patents granted and over 140 patents pending, spanning multiple fields including speech recognition, natural language, machine learning, monetization, and more. We have achieved this critical momentum in part thanks to a leadership team with deep expertise and proven ability to attract and retain talent.

Our Mission

SoundHound AI’s mission is to voice-enable the world with conversational intelligence through an independent AI platform enabling humans to interact with products and services like they interact with each other — by speaking naturally.

Our Opportunity

Industry sources predict that 90% of new vehicles globally will have voice assistants by 2028 and that there will be 75 billion connected devices worldwide by 2025. The number of devices with their own voice assistant is expected to surpass the world’s population within four years. Across industries, 94% of large companies expect to use Voice AI within two years, according to a Pindrop Security, Inc. study, indicating the imperative most companies feel to provide a voice user interface to their products and services. These and other trends are adding up to exponential growth for Voice AI in a variety of markets, including IoT, automotive, retail, hospitality, enterprise, healthcare, contact center, and banking and finance.

Our Vision

We aim to change the way people talk to voice assistants by making computers better than humans in language understanding. As a result, SoundHound AI can make humans more productive and help make the world a better place. Our vision further includes empowering billions of devices around the world using our technology, with innovation and monetization opportunities for the product creators that integrate the Houndify platform. It means product creators can not only use Voice AI to make their product better they can also generate incremental recurring revenues from customer interactions. Our vision also places a high emphasis on user experience. Before monetization growth can occur, delivering value and delight to end users is paramount. As a result, the most effective monetizable interactions will be those that flow naturally based on context, create value for the end-user, and would not be perceived by users as intrusive advertisements.

Our Products

Houndify platform, SoundHound Ai’s Voice AI platform, combines advanced AI with engineering expertise to help brands build conversational voice assistants. From proprietary components to customizable and scalable solutions, we offer tools to build a highly accurate and responsive voice user interface. The suite of Houndify tools, includes Application Programming Interfaces (“API”) for text and voice queries, support for custom commands, extensive library of content domains, inclusive Software Development Kit platforms, collaboration capabilities, diagnostic tools, and built-in analytics. Houndify provides a web API that takes in text queries or audio and returns actionable JavaScript Object Notation to anyone with an internet connection wanting to add Voice AI to any product or application.

Automatic Speech Recognition, our highly optimized, tunable, and scalable ASR engine, supports vocabulary sizes containing millions of words. Houndify’s machine learning infrastructure allows us to tune the engine to achieve optimal Computer Processing Unit (“CPU”) performance while delivering high accuracy rates. Houndify’s language and acoustic modelling architecture also uses machine learning to increase word recognition accuracy. Rapid iteration is possible due to our accelerated training pipeline and architecture that improves as data is collected. Highly accurate transcriptions result from advanced acoustic models trained to perform in a variety of scenarios — including in severely noisy environments and when accented language is spoken.

Natural Language Understanding (“NLU”), our proprietary Speech-to-Meaning technology, tracks speech in real-time and understands the context, even before the user has finished speaking. Instead of the typical two-step process of transcribing speech into text and then passing the text into an NLU model, Houndify can accomplish both of these tasks in one step, delivering faster and more accurate results. Houndify’s ability to process and understand speech the instant a user stops speaking gives voice assistants the ability to respond faster. Understanding speech in real-time without requiring additional processing or waiting for the user to finish speaking creates responsive and natural conversations between people and products. By understanding context, Houndify responds accurately to users by distinguishing between similar words and names. Our NLU can discern the difference between words that sound the same, but have different spellings and meanings. For example, if users want to navigate to 272 Hoch Street in Dayton, Ohio, it won’t look for Hawk Street. Using our proprietary Deep Meaning Understanding technology, a custom voice assistant can handle complex queries with compound criteria including conversational follow up, address multiple questions and filter results simultaneously — accurately and quickly answering users’ most complex questions.

Wake Words are the entry point into branded voice experiences, allowing users to invoke the assistant by literally speaking the company’s name. Examples range from “Hey Pandora” in a mobile app to “Hey Peugeot” within a vehicle. Rigorous development and testing enable our wake words to perform in noisy environments and minimize false-positives or false-negatives. We use advanced machine learning algorithms and Deep Neural Networks to provide broad robustness to our high-volume training data, resulting in high accuracy.

Custom Domains, a library of over 100 public domains, is available with a free Houndify account. Houndify public domains give developers instant access to a broad range of content to fit their unique use cases. This includes multi-category content intended to appeal to broad range of audiences, including, for instance, sports scores, weather, podcasts, travel information, recipes, stock prices, among many others. Companies can enhance product functionality or proprietary operations with Houndify Private Domains, allowing customization and development of more specific content. Customers who subscribe for this service have full access to their private domains securely on the Houndify platform while retaining the ability to iterate and update content. For example, an automotive manufacturer can make helpful updates about the car’s user manual over time. In this way, SoundHound AI becomes a long-term “partner” to its customers, helping companies create the domains that they need in order to improve brand value for their own customers or end users.

Text-to-speech (“TTS”).    A high-quality TTS helps companies create a unique voice that differentiates them from the competition. Brands can fully express their personality by choosing the gender, tone, and personality that will become their vocal identity. Our machine learning algorithms transform recorded voices into large databases of spoken sounds to form entire vocabularies of natural language — adapted to the user’s environment. We can transform any voice to generate a high-quality TTS with a small CPU footprint.

Edge (Embedded) is a fully-embedded voice solution for brands seeking the convenience of a voice user interface without the privacy or connectivity concerns of the internet. Edge includes full access to custom commands and the ability to instantly update commands during development.

To harness the capabilities of full cloud connectivity with the reliability of embedded voice technology. Houndify Edge Hybrid solutions are designed to ensure that devices are always-on and responsive to commands. Allows for over-the-air product updates and a broader voice experience with the level of cloud-connectivity that best matches the product and its users.

Our Competitive Advantage

The majority of participants in the Voice AI industry can be characterized as either “big tech” companies (meaning large corporations offering Voice AI as an extension of other services) and “legacy vendors” (meaning long-time Voice-AI industry participants with older technologies). Brands relying on big tech Voice AI frequently experience decreased ability to innovate, differentiate, and customize the way that their products interact with Voice AI platforms and/or end users. In some cases, these big tech Voice AI providers even compete with the customers whose products their technologies support, making them increasingly less attractive as a choice for a voice interface. Many “legacy vendors” offer dated technologies at a high price. Furthermore, in many cases, legacy vendor technologies still require significant effort by product creators to turn legacy AI product offerings into solutions that can compete with the quality of Voice AI products currently offered by big tech companies, which is oftentimes neither economical nor practical.

There is currently a high barrier to entry into Voice AI and we view the current environment as an opportunity to provide disruptive technologies with capabilities we believe are superior to existing alternatives, allowing customers to maintain their brand, control the user experience, get access to the data, and define their own privacy policies, while being able to customize, differentiate, innovate, and monetize.

Our Revenue Model

We have identified three pillars for revenue growth: Royalties, Subscription, and Monetization, and all three pillars contribute to our current revenues today. While the majority of current revenues come from royalties, over time we expect our revenues from subscription and monetization pillars to increase and eventually represent a larger portion of our overall revenues.

Royalties:    This involves voice-enabling a product. The product creator pays us a royalty based on volume, usage, or duration. SoundHound AI collects royalties when Houndify is integrated into a product such as a car, smart speaker, or appliance.

Subscription:    This involves voice-enabling a service that doesn’t rely on a physical product. Examples include when SoundHound AI enables customer service or food ordering for restaurants or content management, appointments, or voice commerce, we generate subscription revenue from the service providers.

Monetization:    This pillar creates an ecosystem that enables monetization services in products and services from both pillar one and pillar two. When users of a voice-enabled product access the voice-enabled monetization, this creates new leads and transactions. SoundHound AI generates monetization revenue for generating these leads and transactions, and will share revenue with the product creators. Through December 31, 2022, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound AI music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

Our Sales and Marketing

We employ Account-Based Marketing (“ABM”) leveraging leading-edge platforms supported by fully-current Marketing Automation tools to capture and nurture business leads through to Marketing Qualified Leads (“MQL”), Sales Accepted Leads (“SAL”), and Sales Qualified Leads (“SQL”) ultimately to drive towards return-on-investment-positive marketing expenditures. We also see strategic partnerships as the foundation for our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach millions of customers. Largely through our existing customer base, query volume exceeded 1 billion at the end of 2021 and experienced over 85% growth during 2022. Information provided to us by our strategic partners suggests that our customers’ products have a reach of over a billion users. Our sales and marketing efforts may be impacted by our Restructuring Plan, see “Prospectus Summary — Recent Developments” herein.

Our Intellectual Property

SoundHound AI’s intellectual property portfolio includes over 120 patents granted and over 140 patents pending. These patents cover areas such as speech recognition, natural language understanding, machine learning, human interfaces, and others, including monetization and advertising. Out of our over 260 patents granted and pending, more than 40 of these patents are in conversational monetization. Because we predict that search traffic will change from keyword-based queries to conversational interactions, we have a large number of patents in the area of conversational advertising.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Summary of Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” beginning on page 9 of this prospectus. These risks include, but are not limited to, the following:

Risks Related to SoundHound AI’s Business

●	The Voice AI market is a relatively new and rapidly changing market, and we may be unable to compete successfully.

●	If SoundHound AI does not maintain a customer base that will generate a recurring stream of revenues, its operating results may be adversely affected.

●	If SoundHound AI fails to grow its business as anticipated, particularly in light of the Restructuring Plan, its revenues and gross margin will be adversely affected.

●	If SoundHound AI does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services, it may not be able to compete effectively and its ability to generate revenues will suffer.

●	Actual or alleged failure to comply with data privacy laws and regulations could damage SoundHound AI’s reputation, result in government action and have an adverse impact on its operating results.

●	Failure to attract and retain key personnel in the future, particularly in light of our Restructuring Plan, could harm SoundHound AI’s business and negatively affect our ability to successfully grow our business.

●	SoundHound AI’s use of open source technology could impose limitations on its ability to commercialize its software.

●	Unauthorized use of SoundHound AI’s proprietary technology and intellectual property could adversely affect its business and results of operations.

●	Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations, including consumer and data privacy laws, could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

●	The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

●	Our management has limited experience in operating a public company.

●	We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

Risks Related to our Securities

●	The market price of our securities is likely to be highly volatile, and you may lose some or all of your investment.

●	Volatility in our share price could subject us to securities class action litigation.

Corporate Information

Our principal executive offices are located at 5400 Betsy Ross Drive, Santa Clara, CA 95054, and our telephone number is (408) 441-3200. Our corporate website address is www.soundhound.com. The information contained on or accessible through our website is not a part of this prospectus.

The Offering

Issuer	SoundHound AI, Inc.

Resale of Class A Common Stock

Class A Common Stock Offered by the Selling Securityholders	Up to 55,999,499 shares.

Use of proceeds	We will not receive any proceeds from the sale of the Class A Common Stock by the Selling Securityholders.

Class A Common Stock Offered by certain Affiliates Issuable on Conversion of Class B Common Stock Held by Such Affiliates	Up to 39,735,408 shares.

Use of proceeds	No proceeds will be payable to us on the conversion of the Class B Common Stock into Class A Common Stock.

Issuance of Class A Common Stock

Shares of Class A Common Stock Offered by Us	Up to 3,457,996 shares of Class A Common Stock upon the exercise of outstanding Registered Warrants.

Exercise Price of the Registered Warrants	$11.50 per warrant, subject to adjustment.

Use of Proceeds	We will receive proceeds equal to the aggregate exercise price from any exercises of the Registered Warrants, assuming the exercise of the Registered Warrants for cash. We expect to use the net proceeds from the exercise of the Registered Warrants for general corporate purposes, including working capital, operating expenses and capital expenditures. To the extent that any Registered Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Registered Warrants will decrease. Cash proceeds associated with the exercise of Registered Warrants to purchase our Class A Shares are dependent on our stock price. To the extent the sales price of Class A Shares is lower than the exercise price of such Registered Warrants, we are unlikely to receive proceeds from the exercise of such Registered Warrants. We do not currently anticipate this will have a material impact on our liquidity.

See “Use of Proceeds.”

Resale of Warrants

Placement Warrants Offered by the Selling Warrantholders	Up to 174,750 Placement Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Placement Warrants by the Selling Securityholders, though we will receive proceeds equal to the aggregate exercise price from any exercises of the Placement Warrants, assuming the exercise of the Placement Warrants for cash.

Transfer Agent	Continental Stock Transfer & Trust Company.

Nasdaq Global Market Symbols	Our Class A Common Stock is listed under the symbol “SOUN”. Our Registered Warrants are listed under the symbol “SOUNW”.

Risk Factors	An investment in our Class A Shares and Warrants involves a high degree of risk. You should read this prospectus carefully, including the section titled “Risk Factors” and the combined and condensed consolidated financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.

Outstanding Shares of Common Stock

217,392,348 shares of Company common stock were issued and outstanding as of May 15, 2023, which calculation includes (i) 177,656,940 shares of the Company’s Class A Common Stock and (ii) 39,735,408 shares of the Company’s Class B Common Stock. Such amount does not include shares issuable upon exercise of Warrants or options being registered hereunder.

A Note About this Offering

This prospectus relates to (i) the offer and resale of an aggregate of up to 55,999,499 shares of Class A Shares of the Company held by Selling Securityholders, including (a) the PIPE Shares issued at $10.00 per share, (b) securities held by our officers, directors and their affiliates which were originally issued as (1) founder shares in connection with ATSP’s IPO for approximately $0.009 per share and (2) as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, and (c) shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares issuable upon conversion of Class B Shares issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share, (iii) the resale from time to time of up to 174,750 Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Registered Warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit.

Even if the trading price of our Class A Common Stock is significantly below $10.00, the offering price for the units offered in ATSP’s IPO, certain of the selling securityholders may still have an incentive to sell shares of our Class A Common Stock because they purchased or received the shares at prices lower than the public investors or the current trading price of our Class A Common Stock and thus have an incentive to sell because they will still profit on sales and receive a positive rate of return due to the lower price that they purchased or received their shares than the public investors, who may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

Based on the closing price of our Class A Common Stock of $2.57 as of May 1, 2023, holders of (i) 55,999,499 shares of Class A Common Stock of SoundHound AI held by Selling Securityholders, including the PIPE Shares issued at $10.00 per share would be expected to earn a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction), securities held by our officers, directors and their affiliates (which were originally issued as founder shares in connection with ATSP’s IPO for approximately $0.009 would be expected to earn a potential profit of $2.56 per share, and as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit would be expected to earn a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction), shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination would be expected to earn a potential profit, upon exercise, of $0.48 per share, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares (representing approximately 15.8% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis) issuable upon conversion of shares of Class B Common Stock issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share would be expected to earn a potential profit of $2.56 per share, (iii) the resale from time to time of up to 174,750 Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, would be expected to earn upon exercise a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction) and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Warrants to purchase our Class A Shares at an exercise price of $11.50 (upon exercise representing approximately 1.4% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis), as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit, would be expected to earn upon exercise a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction).

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe herein, in any prospectus supplement, in any related free writing prospectus, as well as those incorporated by reference into this prospectus and any prospectus supplement, including, but not limited to the risk factors set forth on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 28, 2023. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

Certain Risks Related to Ownership of our Securities

SoundHound AI’s stock price and trading volume may fluctuate significantly.

The market price and trading volume of SoundHound AI’s Class A Common Stock has fluctuated widely and may continue to fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to our business;

●	success or failure of our business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;

●	our ability to retain and recruit qualified personnel, particularly in light of our recent restructuring;

●	our quarterly or annual earnings, or those of other companies in our industry

●	announcements by us or our competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, our Class A Common Stock;

●	changes in earnings estimates by securities analysts or our ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the Company and the AI industry;

●	overall market fluctuations unrelated to our operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting our business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for SoundHound AI’s Class A Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

In addition, over the last few years, the stock market more broadly has experienced price and volume fluctuations, including due to factors relating to the ongoing outbreak of COVID-19 and the war in Ukraine, and this volatility has sometimes been unrelated to the operating performance of particular companies. As a result, there is a potential for rapid and substantial decreases in the price of our Class A Common Stock, including decreases unrelated to our operating performance or prospects. This market and share price volatility relating to the effects of COVID-19 or the war in Ukraine, as well as general economic, market or political conditions, has and could further reduce the market price of our Class A Common Stock in spite of our operating performance and could also increase our cost of capital, which could prevent us from accessing debt and equity capital on terms acceptable to us or at all.

Additionally, a proportion of our Class A Common Stock may be traded by short sellers which may put pressure on the supply and demand for our Class A Common Stock, creating further price volatility. In particular, a possible “short squeeze” due to a sudden increase in demand of our Class A Common Stock that largely exceeds supply may lead to sudden extreme price volatility in our Class A Common Stock. Investors may purchase our Class A Common Stock to hedge existing exposure in our Class A Common Stock or to speculate on the price of our Class A Common Stock. Speculation on the price of our Class A Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of Class A Common Stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A Common Stock for delivery to lenders of our Class A Common Stock. Those repurchases may in turn, dramatically increase the price of our Class A Common Stock until investors with short exposure are able to purchase additional shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our Class A Common Stock may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to the performance or prospects of our company and could cause purchasers of our Class A Common Stock to incur substantial losses.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against SoundHound AI could cause SoundHound AI to incur substantial costs and could divert the time and attention of its management and other resources.

SoundHound AI will require additional capital to continue its planned business operations but may not be able to obtain such capital when desired on favorable terms, if at all, or without dilution to its stockholders.

SoundHound AI will require additional capital to continue its planned business operations. SoundHound AI implemented its restructuring plan to reduce the amount of capital required to meet its current business needs, but anticipates that current cash, cash equivalents, cash provided by operating activities and funds available through SoundHound AI’s equity line of credit, will not be sufficient to meet its future capital needs. SoundHound AI will need additional financing to execute on its current or future business strategies, including to:

●	potentially hire additional software engineers, sales and marketing professionals, and other personnel as needed following implementation of the restructuring plan;

●	develop new or enhance existing products and services;

●	enhance SoundHound AI’s operating infrastructure;

●	acquire complementary businesses or technologies; or

●	otherwise respond to competitive pressures.

If SoundHound AI raises additional funds through the issuance of equity, including its current equity line of credit arrangement, or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. SoundHound AI cannot assure you that additional financing will be available on terms favorable to SoundHound AI, or at all, particularly in light of inflationary pressures and resulting increases in the cost of borrowing. If adequate funds are not available or are not available on acceptable terms, if and when needed, SoundHound AI’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products, or otherwise respond to competitive pressures would be significantly limited.

Future sales, or the perception of future sales, of SoundHound AI’s common stock by SoundHound AI or its existing stockholders in the public market (such as through this prospectus) could cause the market price for SoundHound AI’s common stock to decline.

The sale of substantial amounts of shares of SoundHound AI’s common stock in the public market (such as through this prospectus), or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, including sale pursuant to this prospectus, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock and Warrants, and the sales of such securities could cause the market price of our Class A Common Stock and Warrants to decline significantly.

This prospectus relates to (i) the offer and resale of an aggregate of up to 55,999,499 shares of Class A Shares of the Company held by Selling Securityholders (representing 22.2% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis), including (a) the PIPE Shares issued at $10.00 per share, (b) securities held by our officers, directors and their affiliates which were originally issued as (1) founder shares in connection with ATSP’s IPO for approximately $0.009 per share and (2) as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, and (c) shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares (representing approximately 16.7% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis) issuable upon conversion of Class B Shares issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share, (iii) the resale from time to time of up to 174,750 Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit.

Even if the trading price of our Class A Common Stock is significantly below $10.00, the offering price for the units offered in ATSP’s IPO, certain of the selling securityholders may still have an incentive to sell shares of our Class A Common Stock because they purchased or received the shares at prices lower than the public investors or the current trading price of our Class A Common Stock and thus have an incentive to sell because they will still profit on sales due to the lower price that they purchased or received their shares than the public investors. For example, based on the closing price of our Class A Common Stock of $2.57 as of May 1, 2023, holders of the founder shares may experience a potential profit of up to approximately $2.56 per share, or approximately $8.52 million in the aggregate.

In connection with the Business Combination, certain of the Company’s stockholders, including certain of the Selling Securityholders, agreed that, subject to certain exceptions, they would not, during the period beginning at the effective time of the Business Combination and ending on October 26, 2022 (or April 26, 2023 in the case of our chief executive officer) (subject to early release if SoundHound AI consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or Warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under SoundHound AI Holdings, Inc. 2022 Incentive Award Plan and SoundHound AI Holdings, Inc. 2022 ESPP may become available for sale in future.

Furthermore, on August 16, 2022, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) and related registration rights agreement (the “CFPI Registration Rights Agreement”) with CF Principal Investments LLC (“CFPI”). Pursuant to the Purchase Agreement, The Company, has the right to sell to CFPI up to the lesser of (i) 25,000,000 shares of Class A Shares, and (ii) the Exchange Cap (as defined in the Purchase Agreement), subject to certain limitations and conditions set forth in the Purchase Agreement. The purchase price of the Class A Shares that the Company elects to sell to CFPI pursuant to the Purchase Agreement will be the volume weighted average price of the Class A Shares during the applicable purchase date on which the Company has timely delivered written notice to CFPI directing it to purchase the shares under the Purchase Agreement. The Company will receive 97% of the volume weighted average price of the shares so sold. The Company has filed a resale registration statement with the SEC to register under the Securities Act for the resale by CFPI of the Class A Shares that the Company may issue to CFPI under the Purchase Agreement.

The market price of shares of our Class A Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them or if we sell any shares pursuant to the Purchase Agreement. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

Your percentage ownership in SoundHound AI may be diluted in the future.

Stockholders’ percentage ownership in SoundHound AI may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that SoundHound AI will be granting to directors, officers and other employees. Our Board has adopted the incentive plan and ESPP for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A Common Stock.

From time-to-time, SoundHound AI may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of SoundHound AI common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

The issuance of additional shares of common stock or convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, SoundHound AI may issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and Warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of SoundHound AI and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of SoundHound AI’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. SoundHound AI’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of SoundHound AI’s common stock bear the risk that SoundHound AI’s future offerings may reduce the market price of SoundHound AI’s common stock and dilute their percentage ownership.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $42.2 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of their Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. Cash proceeds associated with the exercise of Warrants to purchase our Class A Shares are dependent on our stock price. To the extent the sales price of Class A Shares is lower than the exercise price of such Warrants, we are unlikely to receive proceeds from the exercise of such Warrants. We do not currently anticipate this will have a material impact on our liquidity.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Registered Warrants are listed on Nasdaq under the symbol “SOUNW”

We cannot currently determine the price at which shares of our Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “SOUN” and “SOUNW,” respectively. As of May 15, 2023, there were 104 holders of record of our Class A Common Stock, three holders of record of our Class B Common Stock, and 31 holders of record of our Warrants. Our Class B Common Stock is not listed on any exchange and we do not intend to list the Class B Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Class A Common Stock in the foreseeable future.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description is not complete and may not contain all the information you should consider before investing in our securities. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our second amended and restated certificate of incorporation, referred to herein as our Charter, and our amended and restated bylaws, referred to herein as our Bylaws.

Our authorized capital stock consists of 500,000,000 shares, par value $0.0001 per share, consisting of: 499,000,000 shares of common stock, of which, 455,000,000 shares are designated as Class A Common Stock and 44,000,000 shares are designated as Class B common stock (“Class B Common Stock”); and 1,000,000 shares of preferred stock, all of which are designated as Series A Preferred Stock. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

As of May 15, 2023, there were 217,392,348 shares of Company common stock issued and outstanding, which calculation includes 177,656,940 shares of the Company’s Class A Common Stock and 39,735,408 shares of the Company’s Class B Common Stock. In addition, there were 3,665,996 shares of Class A Common Stock issuable upon exercise of outstanding Warrants, no shares of Class B Common Stock issuable upon exercise of outstanding Warrants, 21,255,735 shares of Class A Common Stock issuable upon exercise of outstanding stock options, 9,928,736 shares of Class A Common Stock issuable upon vesting of restricted stock units and no shares of Class B Common Stock issuable upon exercise of outstanding stock options or restricted stock units.

Class A Common Stock

Our Charter provides for two classes of common stock, and provides that, subject to the rights of any holders of any series of preferred stock, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date on all matters submitted to a vote at any meeting of stockholders and each holder of Class B Common Stock shall have the right to ten votes per share of Class B Common Stock held of record by such holder as of the applicable record date on all matters properly submitted to stockholders entitled to vote thereon. The holders of outstanding shares of Class A Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our Board from time to time may determine. Our Class A Common Stock is not entitled to pre-emptive rights and are not subject to redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Class A Common Stock and Class B Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Class A Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Placement Warrants

As of May 1, 2023, 174,750 Placement Warrants outstanding. The terms of our Placement Warrants and the terms of our Registered Warrants are identical. Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination on April 26, 2022. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. The Warrants will expire on April 26, 2027, which is the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of the Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Registered Warrants, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Anti-Takeover Provisions of Delaware Law and Our Charter and Bylaws

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our Bylaws also specify certain requirement as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The combination of these provisions will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

The Charter provides that, unless SoundHound AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SoundHound AI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SoundHound AI to SoundHound AI or SoundHound AI’s stockholders, (iii) any action asserting a claim against SoundHound AI, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or the Bylaws of SoundHound AI, or (iv) any action asserting a claim against SoundHound AI, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. However, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless SoundHound AI consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Limitation on Liability and Indemnification

The Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of SoundHound AI shall not be personally liable to SoundHound AI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SoundHound AI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of foregoing paragraph by the stockholders of SoundHound AI shall not adversely affect any right or protection of a director of SoundHound AI with respect to events occurring prior to the time of such repeal or modification. The Charter, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SoundHound AI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by SoundHound AI as authorized hereby. The Bylaws of SoundHound AI will permit SoundHound AI to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of SoundHound AI, or is or was serving at the request of SoundHound AI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not SoundHound AI would have the power to indemnify him against such liability.

Listing

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the trading symbols “SOUN” and “SOUNW.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock, and our warrant agent, is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and resale of an aggregate of up to (i) 55,999,499 Class A Shares by Selling Securityholders (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares issuable upon conversion of shares of Class B Shares, (iii) the resale from time to time of up to 174,750 Placement Warrants and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Registered Warrants. The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or Placement Warrants other than through a public sale. We are also registering the issuance of shares of Class A Common Stock issuable on exercise of Registered Warrants as required by the Warrant Agreement by and between ATSP and Continental Stock Transfer & Trust Company.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Securityholders. Percentage of beneficial ownership of shares of Class A Common Stock by a Selling Securityholder after this offering is based on 177,656,940 shares of Class A Common Stock issued and outstanding on May 15, 2023 Additionally, in determining the percentage beneficial ownership of shares of Class A Common Stock of a Selling Securityholder shares of Class A Common Stock issuable to such Selling Securityholder upon the exercise of stock options are included in the number of issued and outstanding shares of Class A Common Stock for such Selling Securityholder, but not stock options held by any other Selling Securityholder.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities Owned prior to this Offering		Securities to be Sold in this Offering		Securities Owned after this Offering(1)
Names and Addresses	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
Al Gassar International Limited	1,000,000	—	1,000,000	—	—	—	—	—
Andrew Jordan	75,000	12,500	75,000	12,500	—	—	—	—
Arvind Reddy Ramalingam	7,500	1,250	7,500	1,250	—	—	—	—
Balasubramanya Bhat	30,000	5,000	30,000	5,000	—	—	—	—
Blythe Elizabeth Edwards	97,676	6,037	97,676	6,037	—	—	—	—
Brent Callinicos	75,000	—	75,000	—	—	—	—	—
Bryant B. Edwards	181,399	11,213	181,399	11,213	—	—	—	—
CDRD Irrevocable Trust	248,000	—	248,000	—	—	—	—	—
Christy Albeck	30,000	—	30,000	—	—	—	—	—
CPS 2022 Trust	204,250	—	204,250	—	—	—	—	—
Daniel L. Sheehan	100,000	—	100,000	—	—	—	—	—
Cota Capital Master Fund, L.P.(2)	2,038,595	—	300,000	—	1,738,595	1.0%	—	—
Delphi Asset Management Corporation(2)	5,000,000	—	5,000,000	—	—	—	—	—
Doug Rogers	2,400	—	2,400	—	—	—	—	—
Dr. Keyvan Mohajer(3)	17,472,499	—	17,472,499	—	—	*	—	—
Dr. Majid Emami(4)	19,250,504	—	19,250,504	—	—	*	—	—
Eyal Gutkind	15,000	2,500	15,000	2,500	—	—	—	—
Global Catalyst Partners III, L.P.(2)(5)	35,188,205	—	35,188,205	—	—	—	—	—
Gopi Rao	15,000	2,500	15,000	2,500	—	—	—	—
Harald Link	200,000	—	200,000	—	—	—	—	—
HTC (BVI) Corp.	5,931.938	—	100,000	—	5,831,938	3.3%	—	—
IB Capital LLC	100,000	—	100,000	—	—	—	—	—
Jagannadha Sri Harsha Putrevu	15,000	2,500	15,000	2,500	—	—	—	—

	Securities Owned prior to this Offering		Securities to be Sold in this Offering		Securities Owned after this Offering(1)
Names and Addresses	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Warrants	Shares of Class A Common Stock	Percentage	Warrants	Percentage
Jalender Reddy Musku	7,500	1,250	7,500	1,250	—	—	—	—
Jennifer Wade	30,000	5,000	30,000	5,000	—	—	—	—
Kai Ming Chan	50,000	—	50,000	—	—	—	—	—
Laxminarayan Chavani	7,500	1,250	7,500	1,250	—	—	—	—
Long Long	484,963	—	484,963	—	—	—	—	—
Lorenzen Family Holdings, LLC	15,000	2,500	15,000	2,500	—	—	—	—
Luc Julia	25,000	—	25,000	—	—	—	—	—
James Hom(6)	4,512,588	—	4,512,588	—	—	—	—	—
Jennifer Wade	30,000	5,000	30,000	5,000	—	—	—	—
M&F Fund I LP	225,000	37,500	225,000	37,500	—	—	—	—
Maheedhar Gunturu	40,000	2,500	40,000	2,500	—	—	—	—
Marcus Family Trust, dated 7/8/04(7)	595,846	—	595,846	—	—	—	—	—
Mayank Kaul	15,000	2,500	15,000	2,500	—	—	—	—
Melvin Honda	5,000	—	5,000	—	—	—	—	—
Meteora Capital Partners, LP	225,000	37,500	225,000	37,500	—	—	—	—
Michael Zagorsek(8)	1,139,030	—	1,139,030	—	—	—	—	—
Mike Zabaneh	1,000	—	1,000	—	—	—	—	—
MKaNN LLC	3,198,444	—	100,000	—	3,098,444	1.7%	—	—
Naveen Adibhatla	30,000	2,500	30,000	2,500	—	—	—	—
Nikesh Mukesh Jain	15,000	2,500	15,000	2,500	—	—	—	—
Nitesh Sharan(9)	308,677	—	308,677	—	—	—	—	—
Pai Family Irrevocable Trust, dated 02-22-2021	30,000	5,000	30,000	5,000	—	—	—	—
Patanjali Peri	15,000	2,500	15,000	2,500	—	—	—	—
Patrick Jordan	15,000	2,500	15,000	2,500	—	—	—	—
Pavan Reddy	15,000	2,500	15,000	2,500	—	—	—	—
Pejman Capital, LLC	496,293	—	100,000	—	396,293	*	—	—
Provco Ventures I, LP	100,000	—	100,000	—	—	—	—	—
QFB Tech LP(2)	2,000,000	—	2,000,000	—	—	—	—	—
Qualcomm Ventures LLC	500,000	—	500,000	—	—	—	—	—
Rajan Pai	25,000	—	25,000	—	—	—	—	—
Ralph Kuskye Jr.	25,000	—	25,000	—	—	—	—	—
Ronald Perkes	2,000	—	2,000	—	—	—	—	—
Sasidhar Gunturu	15,000	2,500	15,000	2,500	—	—	—	—
Seshu Kalluri	22,500	3,750	22,500	3,750	—	—	—	—
Sharny Cherie Kieser	15,000	2,500	15,000	2,500	—	—	—	—
SOMPO Light Vortex Inc.	100,000	—	100,000	—	—	—	—	—
Sophia Laurice Casey Cannon	25,000	—	25,000	—	—	—	—	—
Spring Creek Capital, LLC	1,500,000	—	1,500,000	—	—	—	—	—
Stephen N. Cannon	34,962	—	34,962	—	—	—	—	—
Structural Capital Investments III, LP	279,394	—	100,000	—	179,394	*	—	—
Subramanian Srinivasan	30,000	5,000	30,000	5,000	—	—	—	—
The Ball Axline Living Trust, dated July 22, 2014(10)	560,250	—	560,250	—	—	—	—	—
The Kollengode Family Trust, dated April 8, 2022	30,000	5,000	30,000	5,000	—	—	—	—
Timothy Stonehocker(11)	1,531,621	—	1,531,621	—	—	—	—	—
VIZIO Investments LLC	100,000	—	100,000	—	—	—	—	—
Vijay Parthasarathy	15,000	2,500	15,000	2,500	—	—	—	—
Vishwesh Pai	55,000	2,500	55,000	2,500	—	—	—	—
Walden Sprout Opportunities Fund-A, LLC(12)	525,650	—	525,650	—	—	—	—	—
Wing Yee Teresa Yeung	375,000	—	375,000	—	—	—	—	—
Worthy Ray Limited	100,000	—	100,000	—	—	—	—	—
Zubin Irani(13)	205,787	—	205,787	—	—	—	—	—

*	Less than 1%
(1)	We do not know when or in what amounts the Selling Securityholders will offer the resale securities for sale, if at all. The Selling Securityholders may sell any or all of the resale securities included in and offered by this prospectus. We cannot estimate the number of resale securities that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the resale securities will have been sold by the Selling Securityholders.
(2)	These securities are being registered in accordance with the terms of Subscription Agreements dated November 15, 2021 and April 9, 2022, by and between the Company and certain accredited investors.

(3)	Represents 16,639,064 shares of Class A Common Stock issuable upon conversion of 16,639,064 shares of Class B Common Stock of SoundHound AI. These securities are subject to a contractual lock-up for 12 months following the Closing, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of April 26, 2022, by and between the Company, the Selling Securityholder and the other parties thereto. Also represents 833,435 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on March 28, 2017. The shares subject to the option vested 100% at grant date. Dr. Keyvan Mohajer has served as the Chief Executive Officer and a member of the Board since the Closing.
(4)	Represents 18,583,756 shares of Class A Common Stock issuable upon conversion of 18,583,756 shares of Class B Common Stock of SoundHound AI. These securities are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of April 26, 2022, by and between the Company, the Selling Securityholder and the other parties thereto. Also represents 666,748 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on March 28, 2017. The shares subject to the option vested 100% at grant date. Dr. Majid Emami has served as a member of the Board since the Closing.
(5)	Consists of 35,188,205 shares of Class A Common Stock of SoundHound AI, Inc. Kamran Elahian has voting and investment control of the shares held by Global Catalyst Partners III, L.P. and may be deemed to beneficially own the securities owned directly by Global Catalyst Partners III, L.P. Kamran Elahian served as a member of the board of directors of SoundHound, Inc. prior to the Closing.
(6)	Represents 4,512,588 shares of Class A Common Stock issuable upon conversion of 4,512,588 shares of Class B Common Stock of SoundHound AI. James Hom has served as a member of the Board since the Closing. These securities are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of April 26, 2022, by and between the Company, the Selling Securityholder and the other parties thereto.
(7)	The Marcus Family Trust, dated 7/8/04, is a trust, with Larry Marcus appointed as the trustee with investment authority. Larry Marcus has served as a member of the Board since the Closing.
(8)	Represents the issuance of (i) 416,718 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted July 26, 2016 which are fully vested as of the date of this filing, (ii) 138,906 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on September 6, 2017 which are fully vested as of the date of this filing, (iii) 138,907 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on August 15, 2019; the shares subject to the option vested 25% of the shares on August 1, 2020 and the remainder vests in 36 equal monthly installments thereafter and (iv) 444,499 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on October 27, 2020; the shares subject to the option vest in 48 equal monthly installments beginning November 1, 2020. Michael Zagorsek served as the Chief Operating Officer of SoundHound, Inc. prior to the Closing.
(9)	Consists of 308,677 shares of Class A Common Stock of SoundHound AI, Inc., issuable upon exercise of options, issued pursuant to the Merger Agreement in exchange for SoundHound options granted on September 27, 2021. The shares subject to the option vested 25% of the shares on September 15, 2022 and the remainder vests in 36 equal monthly installments thereafter, subject to Mr. Nitesh’s continuous service through each such vesting date. Nitesh Sharan served as the Chief Financial Officer of SoundHound, Inc. prior to the Closing.
(10)	The Ball Axline Living Trust, dated July 22, 2014, is a trust, with Dr. Eric Ball appointed as the trustee with investment authority. Dr. Eric Ball has served as a member of the Board since the Closing.
(11)	Represents the issuance of (i) 725,964 Class A Shares in exchange for securities of SoundHound, Inc. pursuant to the Merger Agreement (ii) 222,250 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on May19, 2015 which vested 100% at grant date, (iii) 416,719 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on December 15, 2016 which are fully vested as of the date of this filing and (iv) 166,688 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted on August 15, 2019. The shares subject to the option vested 25% of the shares on January 8, 2019 and the remainder vests in 36 equal monthly installments thereafter, subject to Mr. Stonehocker’s continuous service through each such vesting date. Timothy Stonehocker served as the Chief Technology Officer of SoundHound, Inc. prior to the Closing.
(12)	Consists of 525,650 shares of Class A Common Stock of SoundHound AI, Inc. Larry Marcus has voting and investment control of the shares held by Walden Sprout Opportunities Fund-A, LLC and may be deemed to beneficially own the securities owned directly by Walden Sprout Opportunities Fund-A, LLC. Larry Marcus has served as a member of the Board since the Closing.
(13)	Consists of 205,787 shares of Class A Common Stock issuable upon exercise of stock options issued pursuant to the Merger Agreement in exchange for SoundHound options granted September 27, 2021 which vest quarterly over 4 years. Zubin Irani served as the Chief Revenue Officer of SoundHound, Inc. prior to the Closing.

A Note About this Offering

This prospectus relates (i) the offer and resale of an aggregate of up to 55,999,499 shares of Class A Shares of the Company held by Selling Securityholders (representing 22.2% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis), including (a) the PIPE Shares issued at $10.00 per share, (b) securities held by our officers, directors and their affiliates which were originally issued as (1) founder shares in connection with ATSP’s IPO for approximately $0.009 per share and (2) as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, and (c) shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares (representing approximately 15.8% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis) issuable upon conversion of Class B Shares issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share, (iii) the resale from time to time of up to 174,750 Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit.

Even if the trading price of our Class A Common Stock is significantly below $10.00, the offering price for the units offered in ATSP’s IPO, certain of the selling securityholders may still have an incentive to sell shares of our Class A Common Stock because they purchased or received the shares at prices lower than the public investors or the current trading price of our Class A Common Stock and thus have an incentive to sell because they will still profit on sales and receive a positive rate of return due to the lower price that they purchased or received their shares than the public investors, who may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

Based on the closing price of our Class A Common Stock of $2.57 as of May 1, 2023, holders of (i) 55,999,499 shares of Class A Common Stock of SoundHound AI held by Selling Securityholders, including the PIPE Shares issued at $10.00 per share would be expected to earn a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction), securities held by our officers, directors and their affiliates (which were originally issued as founder shares in connection with ATSP’s IPO for approximately $0.009 would be expected to earn a potential profit of $2.56 per share, and as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit would be expected to earn a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction)), shares of Class A Common Stock exercisable under options held by certain of the Selling Securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination would be expected to earn a potential profit, upon exercise, of $0.48 per share, (ii) the resale by certain of our affiliates from time to time of up to 39,735,408 Class A Shares (representing approximately 15.8% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis) issuable upon conversion of shares of Class B Common Stock issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share would be expected to earn a potential profit of $2.56 per share, (iii) the resale from time to time of up to 174,750 Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, would be expected to earn upon exercise a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction) and (iv) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding Warrants to purchase our Class A Shares at an exercise price of $11.50 (upon exercise representing approximately 1.4% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis), as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit, would be expected to earn upon exercise a potential loss of $7.43 per share (exclusive of the value of any other securities issued in the original transaction).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Class A Common Stock described in this prospectus under “Description of Capital Stock — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Capital Stock — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Resale by the Selling Securityholders

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds equal to the aggregate exercise price from any exercises of the Warrants, assuming the exercise of the Warrants for cash.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders, subject to any applicable lock up agreements or other applicable restrictions. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership or limited liability company distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

A Selling Securityholder may use any one or more of the following methods when selling securities:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

●	through trading plans entered into by a Selling Securityholder pursuant to

●	Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Further, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Primary Offering by the Company

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of SoundHound, Inc. as of and for the years ended December 31, 2022 and 2021 included in this registration statement, of which this prospectus forms a part, have been audited by Armanino LLP., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.soundhound.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023; and

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 12, 2023; and

3.	Our Current Reports on Form 8-K filed with the SEC on January 11, 2023, January 24, 2023, March 7, 2023, April 17, 2023, and May 5, 2023.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting General Counsel, c/o SoundHound AI, Inc., at 5400 Betsy Ross Drive, Santa Clara, CA 95054. Our telephone number is (408) 441-3200. Information about us is also available at our website at www.soundhound.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

SOUNDHOUND AI, INC.

55,999,499 Shares of Class A Common Stock

39,735,408 Shares of Class A Common Stock Underlying Shares of Class B Common Stock
174,750 Placement Warrants
3,457,996 Shares of Class A Common Stock Underlying Warrants

Prospectus

The date of this Prospectus is           , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The Company is paying all expenses of the offering. The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

	Amount
SEC registration fee	$62,383	*
Legal fees and expenses	20,000
Accounting fees and expenses	8,000
Total	$90,383

*	Previously paid.

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Charter and our Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Bylaws are not exclusive.

Our Charter and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Company has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.  Recent Sales of Unregistered Securities

During the past three years, we sold the following shares of common stock without registration under the Securities Act: On January 4, 2021, we issued 2,875,000 shares of common stock to Archimedes Tech SPAC Sponsors LLC, for $25,000 in cash, at a purchase price of approximately $0.009 per share, in connection with our organization, that include up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will own 20% (not including the private placement shares and the 350,000 shares held by EarlyBirdCapital described below) of our issued and outstanding shares after this offering. Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor. The shares issued were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.009 per share.

On January 13, 2021, we also issued an aggregate of 350,000 shares at $0.0001 per share to EarlyBirdCapital and its designees pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were issued to accredited investors.

On March 15, 2021, simultaneously with the consummation of the IPO, we completed the Private Placement of an aggregate of 390,000 Private Units to the Sponsor and EarlyBirdCapital at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $3,900,000. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 public units. Simultaneously with the exercise of the over-allotment option, we completed the sale of an aggregate of 26,000 Private Units to the Sponsor and EarlyBirdCapital, at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $260,000. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On April 26, 2022, we consummated the sale of an aggregate of 11,300,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $113,000,000. The PIPE Shares are identical to the shares of Class A Common Stock that were held by the Company’s public stockholders at the time of the closing of our Business Combination, except that the PIPE Shares were not entitled to any redemption rights and were not yet registered with the SEC. The PIPE Shares were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

No underwriting discounts or commissions were paid with respect to such sales.

On or around January 20, 2023, the Company entered into Preferred Stock Purchase Agreements (the “PS Purchase Agreements”) with certain investors (the “PS Investors”) pursuant to which the Company issued and sold to the PS Investors an aggregate of 835,011 shares of its newly designated Series A Preferred Stock for an aggregate issue price of approximately $25.0 million. The PS Purchase Agreements contain customary representations, warranties and covenants. The shares of Series A Preferred Stock were issued and sold in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) therein. The Company does not intend to register the shares of Series A Preferred Stock or the underlying common stock for resale under the Securities Act.

On April 14, 2023 (the “Term Loan Closing Date”), the “Company entered into a Senior Secured Term Loan Credit Agreement (the “Credit Agreement”) with ACP Post Oak Credit II LLC, as Administrative Agent and Collateral Agent for the Lenders (the “Agent”), and the lenders from time to time party thereto. In connection with the Credit Agreement, on the Term Loan Closing Date the Company also issued a warrant to purchase up to 3,301,536 shares of Class A Common Stock to the Agent (the “ACP Warrant”). The ACP Warrant has a per share exercise price of $2.59 and may be exercised, including on a cashless basis, by the holder at any time prior to the 10-year anniversary of the issue date. The ACP Warrant will be automatically cashless exercised immediately prior to a change in control of the Company. The Company issued and sold the ACP Warrant in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof. In connection with its execution of the ACP Warrant, the Agent represented to the Company that it is an “accredited investor” as defined in Regulation D under the Securities Act and that the Warrant, and the shares of Class A Common Stock underlying the ACP Warrant, will be acquired solely for its own account and for investment purposes and not with a view to future sale or distribution.

Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1#	Merger Agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co., ATSPC Merger Sub, Inc. and SoundHound, Inc.	8-K	2.1	November 16, 2021
3.1	Second Amended and Restated Certificate of Incorporation of SoundHound AI, Inc.	8-K	3.1	May 2, 2022
3.2	Amended and Restated Bylaws of SoundHound AI, Inc.	8-K	3.2	May 2, 2022
3.3	SoundHound AI, Inc. Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.	8-K	3.1	January 24, 2023
4.1	Amended and Restated Warrant Agreement.	8-K	4.1	May 2, 2022
4.2	Form of Specimen Class A Common Stock Certificate	S-1	4.2	May 16, 2022
4.3	Form of Specimen Warrant Certificate	S-1	4.3	May 16, 2022
4.4	Amended and Restated Warrant Agreement.	8-K	4.1	May 2, 2022
5.1**	Opinion of Ellenoff Grossman & Schole LLP	S-1	5.1	November 9, 2022
10.1	Form of PIPE Subscription Agreement.	8-K	10.3	November 16, 2021
10.2	Form of Lock-Up Agreement.	8-K	10.4	November 16, 2021
10.3	Amended and Restated Registration Rights Agreement, dated April 26, 2022, by and between SoundHound AI, Inc. and certain stockholders of SoundHound AI, Inc.	S-1	10.3	May 16, 2022
10.4	SoundHound AI, Inc. 2022 Incentive Award Plan.	Proxy Statement	Annex D	April 8, 2022
10.5	SoundHound AI, Inc. 2022 Employee Stock Purchase Plan.	Proxy Statement	Annex E	April 8, 2022
10.6	Form of Restricted Stock Unit Agreement.	8-K	10.8	May 2, 2022
10.7	Form of Stock Option Award Agreement.	8-K	10.9	May 2, 2022
10.8	Form of Indemnity Agreement.	8-K	10.10	May 2, 2022
10.9	Employment Agreement with Keyvan Mohajer, Chief Executive Officer, dated June 2, 2022	8-K	10.1	June 8, 2022
10.10	Employment Agreement with Nitesh Sharan, Chief Financial Officer, dated June 2, 2022	8-K	10.2	June 8, 2022
10.11	Employment Agreement with Timothy Stonehocker, Chief Technology Officer, dated June 2, 2022	8-K	10.3	June 8, 2022
10.12	Non-Employee Director Compensation Policy	8-K	10.4	June 8, 2022
10.13	Common Stock Purchase Agreement, dated as of August 16, 2022, by and between SoundHound AI, Inc. and CF Principal Investments LLC	8-K	10.1	August 16, 2022
10.14	Registration Rights Agreement, dated as of August 16, 2022, by and between SoundHound AI, Inc. and CF Principal Investments LLC	8-K	10.2	August 16, 2022
10.15	Form of Amended and Restated Side Letter Agreement by and between SoundHound AI, Inc. and CF Principal Investments LLC.	S-1	10.15	February 14, 2023
10.16	Form of Preferred Stock Purchase Agreement.	8-K	3.1	January 24, 2023
21.1	Subsidiaries of the Company.	8-K	21.1	May 2, 2022
23.1*	Consent of Armanino LLP dated May 26, 2023.
107**	Calculation of Filing Fees Table

*	Filed or furnished herewith.

#	Management contract or compensatory plan or arrangement.

**	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 26th day of May, 2023.

SOUNDHOUND AI, INC.

By:	/s/ Dr. Keyvan Mohajer
Dr. Keyvan Mohajer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Keyvan Mohajer	Chief Executive Officer and Director	May 26, 2023
Dr. Keyvan Mohajer	(Principal Executive Officer)

/s/ Nitesh Sharan	Chief Financial Officer	May 26, 2023
Nitesh Sharan	(Principal Financial and Accounting Officer)

*	Director	May 26, 2023
James Hom

*	Director	May 26, 2023
Dr. Eric Ball

*	Director	May 26, 2023
Larry Marcus

*	Director	May 26, 2023
Diana Sroka

* By:	/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer Attorney-in-fact